As filed with the Securities and Exchange Commission on August 17, 2001

                  Registration No. 333-61868
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                    REGISTRATION STATEMENT ON

                POST-EFFECTIVE AMENDMENT NO. 1 TO

                            FORM S-3/A
                              under
                   THE SECURITIES ACT OF 1933
                           BICO, INC.
     (Exact name of registrant as specified in its charter)

 Pennsylvania                       3841                     25-1229323
(State or other jurisdiction (Primary Standard Industrial (I.R.S. Employer
   of incorporation or        Classification Code Number)  Identification
    organization)                                             Number)

               2275 Swallow Hill Road, Bldg. 2500
         Pittsburgh, Pennsylvania  15220 (412) 429-0673
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)
           ___________________________________________
             Fred E. Cooper, Chief Executive Officer
                           BICO, Inc.
 2275 Swallow Hill Road, Building 2500, Pittsburgh, Pennsylvania 15220
                         (412) 429-0673
(Name, address, including zip code, and telephone number,including area code, of agent for service)
           ___________________________________________
                            Copy to:
                    M. Kathryn Sweeney, Esq.
                    Sweeney & Associates P.C.
        7300 Penn Avenue, Pittsburgh, Pennsylvania 15208
                         (412) 731-1000
                       Fax: (412) 731-9190
      _____________________________________________________
Approximate date of commencement of proposed sale to the public:
As soon as possible after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                 CALCULATION OF REGISTRATION FEE

Title of each class   Amount to       Proposed   Proposed     Amount of
of securities         be              Maximum    Maximum      Registration
to be registered      Registered      Offering   Aggregate    Fee
                                      Price      Offering
                                      Per Share  Price

Common Stock to be
offered by the
Registrant (1)        800,000,000(1)  $0.04(2)   $32,000,000  $8,895.33

Total Common Stock    800,000,000

Total Registration Fee                                        $8,895.33(3)


TOTAL OF SEPARATELY NUMBERED PAGES 35
EXHIBIT INDEX ON SEQUENTIALLY NUMBERED PAGE 27

(1) Primary shares to be offered by the Registrant.
(2) Estimated SOLELY for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the common stock of Registrant on the Electronic Bulletin Board on May 30, 2001.
(3) The filing fee was paid in connection with the Form S-3
    filed May 30, 2001.
                      _____________________


     Information contained herein is subject to completion or
amendment.  A registration statement    relating to these
securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                      _____________________


                        DATED August 17, 2001

                            PROSPECTUS

                        800,000,000 Shares

                            BICO, INC.
                           Common Stock


     This is an offering of shares of common stock of BICO, Inc.
We are offering 800,000,000 shares for sale directly, without an underwriter, at $.015 per share on a best efforts, no minimum basis. We may not be able to sell any of the stock.

     Our common stock trades on the electronic bulletin board under the trading symbol "BIKO".

     We will use the money received from selling the 800,000,000 shares of stock we are offering when we receive it-this is a best efforts offering and no minimum number of shares must be sold before we can use the proceeds.

    WE PLAN TO CLOSE THIS OFFERING ON AUGUST 22, 2001.


     OUR BUSINESS INVOLVES SIGNIFICANT RISKS.  YOU NEED TO REVIEW
THESE RISKS BEFORE YOU CONSIDER BUYING OUR COMMON STOCK.  THESE
RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON
PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. If anyone tells you otherwise, it's a criminal offense.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

  THIS PROSPECTUS ISN'T AN OFFER TO SELL OUR COMMON STOCK, AND WE
ARE NOT SOLICITING OFFERS TO BUY OUR COMMON STOCK IN ANY STATE
WHERE THE OFFER OR SALE IS NOT ALLOWED.

                            August 17, 2001

                         [INSIDE FRONT COVER]



                       PROSPECTUS SUMMARY

THE FOLLOWING SECTION IS ONLY A SUMMARY. YOU SHOULD CAREFULLY READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, AND THE INFORMATION CONTAINED IN THE OTHER DOCUMENTS INCORPORATED BY REFERENCE, INCLUDING OUR FINANCIAL INFORMATION. OUR BUSINESS INVOLVES SIGNIFICANT RISKS - READ MORE ABOUT THEM IN THE SECTION CAPTIONED RISK FACTORS WHICH BEGINS ON PAGE 6.

ABOUT BICO

     BICO, Inc. was incorporated in the Commonwealth of
Pennsylvania in 1972 as Coratomic, Inc.   In June 2000 we changed
our corporate name from Biocontrol Technology, Inc. to BICO, Inc. Our operations are located at 625 Kolter Drive in Indiana, Pennsylvania, 15701, and our administrative offices are located at 2275 Swallow Hill Road, Pittsburgh, Pennsylvania, 15220.

     Our primary business is the development of new devices,
which include models of a    noninvasive glucose sensor,
procedures relating to the use of regional extracorporeal hyperthermia in the treatment of cancer, and environmental products, which help to clean up oil spills. Our noninvasive glucose sensor helps diabetics measure their glucose without pricking their fingers or having to draw blood. Regional extracorporeal hyperthermia is a system that re-circulates the patient's blood in a specific area of the body after the blood has been heated outside the body. The re-circulated blood's higher temperature helps treat certain diseases by inducing an artificial fever that kills targeted cells.

     We have several subsidiaries that specialize in those different projects. Diasense, Inc. - which, for a time was called Diasensor.com, Inc. - manages the noninvasive glucose sensor project and other diabetes-related projects including Microislet. ViaCirQ, Inc. - which was formerly named IDT, Inc. - handles the hyperthermia project, a technology called the ThermoChem System, that induces an artificial fever to help
treat diseases.    Petrol Rem, Inc. handles our environmental
products PRP, BIO-SOK and BIO-BOOM that help clean up oil spills and other pollutants in water.

     In June 2000, we decided to create a new division to focus on our biomedical products. The new division retained the name
Biocontrol Technology, and is headquartered at our Indiana, Pennsylvania location.

     None of our current projects are generating any significant revenue. We discontinued our functional electrical stimulator project, which had generated some revenue, when our primary buyer cancelled its contract with us. Although some Petrol Rem products are being sold, the revenues from those products have just begun to increase during the last few quarters.

     Our annual report on Form 10-K, as well as our other SEC reports that are incorporated by reference, contain important information regarding our company and our operations - you need to read those reports before you decide whether to invest.

RISK FACTORS

     If you invest in our stock, you will be placing your money at a significant risk. Our projects are in the research and development phase, and none of our current products has produced any significant revenue to date. You should not invest money you are not prepared to lose - and you should carefully review the section captioned Risk Factors that begins on page 6 before you decide whether to invest in our stock.

THE OFFERING

Common stock we are offering                  800 million shares

Common stock outstanding after this
  offering, if all shares are sold,
  and assuming all debentures are
  converted                                 2.468 billion shares



Use of Proceeds                         To fund our existing
                                        projects, or to acquire
                                        companies with revenues,
                                        or short-term revenue-
                                        generating potential.  As
                                        of the date of this
                                        filing, we have not
                                        determined which
                                        companies we may acquire,
                                        and that decision will be
                                        up to the discretion of
                                        our board of directors.
                                        We will also use proceeds
                                        to fund our continuing
                                        working capital
                                        requirements, including
                                        administrative expenses
                                        and salaries.  Please
                                        review the section
                                        captioned Use of Proceeds
                                        for more important
                                        information.

 Our Trading Symbol                    BIKO - we currently trade
                                        on the electronic bulletin board

The common stock outstanding after this offering, if all shares are sold, is based upon the number of shares we had outstanding as of June 30, 2001, which was 1,644,831,160. That amount includes the common stock we issued from our other prospectus and registration when our convertible debentures were converted. As of June 30, 2001, we still had $913,808 in convertible debentures outstanding, but all those have all been converted as of August 17, 2001.



The 2.468 billion shares does not include the 83,665,160 shares of our common stock that are subject to outstanding warrants as of June 30, 2001. Those warrants have exercise prices ranging from $.05 to $4.03 per share and expiration dates through May 23, 2006. The weighted average exercise price of those warrants is $.10 per share.


SUMMARY FINANCIAL DATA

 FOR THE QUARTER ENDED JUNE 30, 2001  (UNAUDITED) AND THE YEAR
                     ENDED DECEMBER 31, 2000



                              6/30/2001        12/31/2000

        Total Assets         $20,179,086      $21,930,070

        Long-Term
        Obligations          $ 2,165,814      $ 2,211,537

        Working Capital     ($ 6,475,754)     $   754,368
        (Deficit)

        Preferred Stock      $         0      $         0

        Net Sales            $ 1,355,475      $   340,327

        TOTAL REVENUES       $ 1,364,038      $   345,874

        Warrant Extensions   $         0      $ 5,233,529

        Benefit
        (Provision) for      $         0      $         0
        Income Taxes

        Net Loss            ($18,430,955)    ($42,546,303)

        Net Loss Per
        Common Share
             Basic                ($.010)           ($.04)
             Diluted              ($.012)           ($.04)

        Cash Dividends Per
        Share:
             Preferred                $0               $0
             Common                   $0               $0

        Constructive
        Dividend per                  $0               $0
        Preferred Share


                FOR THE YEARS ENDED DECEMBER 31st

                  2000       1999         1998          1997          1996
Total Assets  $21,930,070 $15,685,836   $ 9,835,569  $12,981,300  $14,543,991

Long-Term
Obligations   $ 2,211,537 $ 1,338,387   $ 1,412,880  $ 2,697,099  $ 2,669,727

Working
Capital       $   754,368 $ 4,592,935  ($ 9,899,008) $   888,082  $ 1,785,576
(Deficit)

Preferred     $         0 $   720,000   $         0  $         0  $         0
Stock

Net Sales     $   340,327 $   112,354   $ 1,145,968  $ 1,155,907  $   597,592

TOTAL
REVENUES      $   345,874 $   165,251   $ 1,196,180  $ 1,260,157  $   600,249

Warrant
Extensions    $ 5,233,529 $ 4,669,483   $         0  $ 4,046,875  $ 9,175,375

Benefit
(Provision)   $         0  $        0   $         0  $         0  $         0
for Income
Taxes

Net Loss     ($42,546,303)($38,072,578)($22,402,644)($30,433,177)($24,045,702)

Net Loss
Per Common
Share

Basic        ($.04)       ($.05)       ($.08)       ($.43)       ($.57)

Diluted      ($.04)       ($.05)       ($.08)       ($.43)       ($.57)

Cash
Dividends
Per Share:

Preferred     $  0         $  0         $  0         $  0         $  0

Common        $  0         $  0         $  0         $  0         $  0


For more detailed information, you should review our Form 10-K for the year ended December 31, 2000, and our Form 10-Q for the quarter ended June 30, 2001, as well as our other filings, all of which are available at www.sec.gov or from us at the address listed in the section of this prospectus captioned "Other Important Documents You Should Review".

                          RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED IN THIS SECTION BEFORE MAKING THE DECISION TO INVEST IN OUR STOCK. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY CONSIDER IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT OUR COMPANY. AN INVESTMENT IN OUR STOCK IS A HIGH RISK INVESTMENT, AND YOU SHOULD BE PREPARED TO SUFFER A LOSS OF YOUR ENTIRE INVESTMENT.

     THIS PROSPECTUS AND THE DOCUMENTS WE INCORPORATED BY REFERENCE ALSO CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE.


                  RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, WE EXPECT THAT LOSSES WILL CONTINUE
TO INCREASE FOR THE FORSEEABLE FUTURE - AT LEAST THE NEXT SEVERAL
YEARS - AND OUR INDEPENDENT ACCOUNTANTS HAVE EXPRESSED
SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING
CONCERN.


     We have lost money in every period since we started our current research and development projects - we had an accumulated deficit of $242 million as of June 30, 2001 and $223.7 million as of December 31, 2000. We plan to invest heavily to continue to develop our biomedical and environmental products and to set up manufacturing and marketing of those products. As a result, we expect to continue to lose money for the foreseeable future - at least for the next several years - and we expect that the losses will continue to increase. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. We have received a report from our independent accountants containing an explanatory paragraph stating that our historical losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.


WE HAVE A LIMITED OPERATING HISTORY, NO SIGNIFICANT REVENUES AND
LIMITED EXPERIENCE IN MARKETING THAT MAKES AN EVALUATION OF OUR
BUSINESS DIFFICULT.

          Although we have been in business for years, we have not generated any material revenue in our recent history. The majority of our activities have been related to the research and development of products. Our current management team has limited experience in manufacturing and marketing biomedical and environmental products. Therefore, our historical financial information is of limited value in evaluating our future operating results.

          We discontinued our functional electrical stimulator project due to a loss of orders from our primary buyer. Because these products accounted for the majority of our sales revenues - almost $900,000 in 1997 and $1 million in 1998 - it was a significant loss that impacted our cash flows, liquidity and revenue.

     Our target markets - the health care and environmental markets - change rapidly, and we may not have the experience necessary to successfully market our products.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR
OPERATIONS AND THAT ADDITIONAL FINANCING MAY NOT BE AVAILABLE TO
US.

     Even if we sell all of the common stock we are offering in this prospectus - and we can't assure you that we will -it will not be enough to fund our operations until - and unless - we become profitable. We cannot quantify the specific amounts we will need, since the research and development process is subject to continuous change. However, we believe we have enough funds available to operate for at least a year. We will need to raise more capital to fund our operations and our research and development projects, and we may not be able to find financing when we need it. If that happens, we will not be able to continue operations long enough to bring our products to market, or to market them long enough to become profitable. Any additional equity financing - through sales of our securities - will cause our existing investors to experience additional dilution.

WE CANNOT BE SURE HOW LONG IT WILL TAKE TO BRING OUR PRODUCTS TO MARKET OR WHETHER THEY WILL EVER BECOME PROFITABLE. WE HAVE ALREADY INVESTED OVER $37 MILLION ON PROJECTS, OTHER THAN OUR NONINVASIVE GLUCOSE SENSOR, THAT STILL HAVEN'T GENERATED ANY REVENUE.

     Our biomedical products, specifically the noninvasive glucose sensor and the hyperthermia treatment device, are new products that are not established in any market. Although we have started to market the sensor in Europe, our revenues to date have been minimal - only about $35,000. We cannot market the sensor in the U.S. until we receive FDA approval - and we don't know how much longer that will take. Our hyperthermia treatment device is being used in two hospitals, but we won't be able to generate revenue until we begin full-scale manufacturing. Even when we are able to manufacture and sell these devices, we don't know how long it will be before they become profitable.

     So far, we have already invested over $37 million in various projects, other than our noninvasive glucose sensor, including the ViaCirQ hyperthermia project, the Petrol Rem environmental products, the American Inter-Metallics propellant enhancement project, other diabetes-related research projects called MicroIslet and Diabecore, and a metal-coating project - and we still don't have any material revenues from any of those
projects.   The only minimal revenue we generated at all has been
from the Petrol Rem products, and even that revenue was only about $26,000 in 1999, and $218,000 in 2000.

WE FACE SERIOUS COMPETITION, AND WE MAY NOT BE ABLE TO COMPETE
EFFECTIVELY.  IF SOMEONE ELSE DEVELOPS A BETTER PRODUCT BEFORE WE
DO, WE WON'T BE ABLE TO SELL OUR PRODUCTS OR MAKE ANY MONEY.

     The medical device industry and the environmental industry are very competitive. Other companies are developing technologies and devices that will compete with ours. These other companies may be further along in their research and development, may be better capitalized, have more sophisticated equipment and expertise and various other competitive advantages compared to us. These other companies may be able to bring their products to market before we are able to enter the market, which would have a serious negative impact on our ability to succeed.

     Many of the large biomedical companies are funding research into noninvasive glucose measurement, and one of them might beat us to the market. Our sensor will also compete against existing finger-prick technology, which is already well established. If we cannot convince diabetics that our device is superior, we will not be able to sell our sensor. Our hyperthermia device is a new technology, which will compete against other, well-established forms of cancer treatment. If we cannot convince the medical community that our product offers superior alternatives, we will not succeed with that device.

OUR PRODUCTS ARE THE TYPE THAT CAN BECOME OBSOLETE, AND NO LONGER
COMPETITIVE.  IF THEY BECOME OBSOLETE, WE CAN'T SELL THEM.

     Both the medical device and environmental industries are subject to rapid technological innovation and change. Although we are not currently aware of any new product or technology that would make our products obsolete, it is always possible. Future technological developments could make our products significantly less competitive or even no longer marketable.

OUR PATENTS ARE IMPORTANT TO US - IF OUR PATENTS ARE CHALLENGED
OR INFRINGED UPON, WE MIGHT NOT BE ABLE TO AFFORD TO FIGHT FOR
THEM.  IF WE CAN'T PROTECT OUR PATENTS, WE WON'T BE ABLE TO SELL
OUR PRODUCTS SUCCESSFULLY.

     We hold patents on many of our products, as well as trademarks on the names of our products and procedures. We try to file patent applications when we believe they are necessary, both in the U.S. and in foreign countries where we seek to do business. However, we cannot assure you that future patents will be granted, or that our existing patents will not be challenged or circumvented by a competitor. If any of our critical patents are challenged, or if someone accuses us of infringing upon their patents, it would be expensive and time-consuming to defend those charges, and our projects could be delayed. Similarly, if someone else infringes upon one of our patents, it would be expensive and distracting for us to challenge them.

     If our patents are challenged or infringed upon, we might not be able to enter the market without a long legal battle to determine which patent has priority. This type of delay and expense would hurt our ability to successfully market our products.

WE ARE DEPENDENT UPON HEALTH INSURANCE REIMBURSEMENT FOR OUR
BIOMEDICAL DEVICES, AND WE MAY NOT BE ABLE TO OBTAIN THAT
REIMBURSEMENT.

     Our biomedical products are subject to the reimbursement policies of insurance companies and Medicare. The doctors and patients who want to use our devices may not be able to pay for them without reimbursement from their health insurance providers. If we are not able to convince those insurance providers that our devices are worth reimbursement, we will not succeed.

WE MAY ACQUIRE COMPANIES THAT ARE NOT PROFITABLE OR WORTH WHAT WE
ORIGINALLY ESTIMATED.

     Our officers and directors have discretion in how to spend the money we raise from this offering. One of the ways they intend to use part of the money is to acquire companies with revenue or with the potential to generate revenue in the short term. We may not find companies that actually generate revenue. We may also acquire companies that do not generate revenue, even though we project that they will. In the past, we have invested in companies that are not worth what we paid for them, and we have lost our investment.

     For example, we purchased a majority interest in a metal-coating company in 1998 - because it did not perform the way we expected, we had to write-off our entire investment, including a $4.4 million writedown in 1999. You should carefully review our financial statements for more detailed information on the
investment and the writedowns.   We cannot guarantee that we will
not make the same mistake in the future.

WE MAY BE DISTRACTED OR SUFFER LOSSES DUE TO LEGAL PROCEEDINGS.

     We are involved in several legal proceedings. Although we cannot project how they will be resolved, you should know that we might suffer losses depending upon the outcome. We settled our class action lawsuit; we've paid as part of the settlement $2,150,000 and will pay another $1,300,000 in September 2001. Both the Pennsylvania Securities Commission and the U.S. Attorneys' office are investigating us, and we have provided them with the information they requested. We don't know how much longer these investigations will last, and we don't know how they will be resolved. If either one of these investigations results in findings that we, or someone we're responsible for, violated the law, we could suffer significant monetary damages, harm to our reputation, or the loss of the services of key employees. We don't know what those damages might be, but they could include fines or restrictions on how we are allowed to do business in the future.

     These legal proceedings cost us money, mostly in legal fees, that we could be using for our projects. Even if we don't have to pay any money or suffer any other damages as a direct result of these proceedings, you should be aware that we might be distracted from our other responsibilities while we deal with these legal matters, and that distraction could also hurt us.


WHEN WE SELL STOCK OR CONVERTIBLE SECURITES LIKE OUR DEBENTURES
OR PREFERRED STOCK, IT DILUTES OUR EXISTING STOCKHOLDERS.  WE
HAVE ALREADY SUFFERED SIGNIFICANT DILUTION AND WE KNOW THAT IT
WILL CONTINUE.


     Each time we sell and issue stock, it dilutes the holdings of our existing stockholders. Since 1989, and through December
2000, we, along with Diasense, have raised over $166,000,000 in private and public offerings. As of June 30, 2001 we have already issued over 1.6 billion shares of stock and we plan to issue more, since that's the only way we can survive until - and if - our product sales can support our operations. Dilution occurs when more shares are issued to own the same company - it means that when we issue more stock, our previous stockholders own a smaller piece of our company than they did before the new shares were issued. When we sell stock, or we sell convertible securities like preferred stock or debentures, we have to issue more shares of stock upon the sale or the conversion. We plan to raise more money by selling more stock. You should know that your ownership in our company will continue to be diluted - significantly - each time we sell and issue more stock.


       For example, this chart shows the money we've raised by selling stock and other securities, like debentures, during the last three years, along with the total number of shares outstanding at the end of each year:

        YEAR    FUNDS            NUMBER OF SHARES
                RAISED             OUTSTANDING
                                   AT YEAR END

        1998  $10,720,000          420,773,568
        1999  $30,730,000          956,100,496
        2000  $29,900,000        1,383,704,167

     You can see that, as we raise more money, the total number of our shares outstanding increases dramatically. As long as we continue to raise money by selling stock - and that is our intention - this dilution will continue.

WHEN WE ISSUE CONVERTIBLE SECURITIES LIKE OUR DEBENTURES OR
PREFERRED STOCK, THE NUMBER OF SHARES WE ISSUE UPON CONVERSION IS
SIGNIFICANTLY DISCOUNTED FROM THE MARKET PRICE.

     One way we raise money is by selling convertible securities, like convertible debentures. Our convertible securities have no minimum conversion price, so if our stock price is low when they are converted, we have to issue more stock than if our stock
price was higher.   Sometimes, our stock price is rising, so that
when the securities are converted, the market price is higher than when we sold the securities - but if our stock price falls, the conversion price is lower than the stock price when we sold the securities.

     Our debentures have minimum holding periods of 90 days, and are convertible into our common stock at a 20% discount to our market price.

     The following table shows the total amount of our $10,655,659 debentures and examples of how many shares of stock we'd have to issue upon conversion depending on the discount and our stock's market price.

                 Discount    5-day Avg.  Conversion      Number of
     Amount         to        Market        Price          Shares
                  Market      Price                      Issued Upon
                  Price                                   Conversion

    $10,655,659    20%         $.20         $.16          66,597,869
    $10,655,659    20%         $.05         $.04         266,391,475

     You should know that the lower our stock price, the more shares we have to issue to raise money, and the more shares we have to issue, the more diluted your ownership will become.


BECAUSE WE HAVE SOLD CONVERTIBLE DEBENTURES AND PREFERRED STOCK,
IT COULD HAVE A NEGATIVE IMPACT ON OUR STOCK PRICE.

     In addition to the dilution that occurs when we sell convertible securities and they're converted, those conversions can have other negative effects on our stock. If all of the debentures and preferred stock were converted at the same time, the supply of stock for sale would increase dramatically.
Without a corresponding increase in the demand for our stock, our stock price would fall. As the table in the previous risk factor also illustrates, the lower the price, the more shares we have to issue upon conversions. There is no limit on the number of shares to be issued for conversions of either the debentures or the preferred stock.


     For example, as of August 17, 2001, all $10,655,659 in debentures had been converted. The following table shows the market price on the date we sold those debentures, as well as the conversion price. The conversion price is determined based on a five-day average price at the time of conversion, with a 20% discount. We paid the interest on those conversions in cash - if we had paid the interest in shares of our common stock, more stock would have been issued.

      Amount of       Stock Price    Debenture     Number of
      Debenture           on         Conversion     Shares
      Converted        Debenture       Price      Issued Upon
                       Sale Date                  Conversion
          $99,712        $.052         $.048      2,048,653
         $200,000        $.092         $.045      4,465,881
         $223,760        $.052         $.042      5,498,609
       $2,195,874        $.110         $.041     53,850,304
         $970,000        $.080         $.041     23,694,784
         $119,816        $.052         $.037      3,199,356
         $770,000        $.080         $.038     20,306,941
         $204,807        $.110         $.036      5,604,395
         $298,740        $.052         $.035      8,496,461
         $682,610        $.110         $.035     19,274,402
       $2,645,000        $.077         $.035     74,263,775
         $334,154        $.052         $.032     10,291,490
         $179,273        $.095         $.032      5,574,424
         $332,510        $.052         $.035      9,377,072
         $285,363        $.080         $.032      8,865,718

         $122,732        $.110         $.033      3,813,921
         $280,242        $.052         $.031      8,939,104
         $420,136        $.052         $.030     10,914,628
         $231,728        $.052         $.020     10,514,311
         $ 59,202        $.052         $.011      5,522,621


     Several factors - the timing of conversions; the downward pressure on our stock price; and the additional number of shares needed for conversions with no limit, could separately or in combination cause our stock price to fall significantly - and we don't have any control over them. If we have funds available, our only option might be to redeem some of the debentures or the preferred stock, but we may not be able to do so, or we might not be able to redeem enough in time to make a difference.

OUR COMPANY AND ITS AFFILIATES ARE SUBJECT TO CONFLICTS OF
INTEREST.

     Fred E. Cooper, Anthony J. Feola, Glenn Keeling and Michael
P. Thompson are employed by BICO, and are also officers and/or directors of our affiliates and subsidiaries, Diasense, Inc., Petrol Rem, Inc. and ViaCirQ, Inc. These people are subject to competing demands and may face conflicts of interest. The good faith and integrity of these members of management is of utmost importance to our business and operations.

     BICO owns 52% of Diasense; 75% of Petrol Rem and 99% of
ViaCirQ. All of those officers own stock or warrants in Diasense, Petrol Rem, or ViaCirQ:

          Diasense -     Mr. Cooper owns 22,000 shares of stock and
          warrants to purchase 1,680,045 shares at $.50 to $1 per share; Mr. Feola owns 20,000 shares of stock and warrants to purchase 1 million shares at $.50 per share; Mr. Keeling owns 100,000 shares of stock and warrants to purchase 300,000 shares at $.50 per share; and Mr. Thompson owns warrants to purchase 200,000 shares at $.50 per share.

          Petrol Rem - Mssrs. Cooper and Feola own warrants to purchase 1 million shares of stock at $.10 per share; Mr. Keeling owns warrants to purchase 500,000 shares of stock at $.10 per share; and Mr. Thompson owns warrants to purchase 200,000 shares at $.10 per share.

          ViaCirQ - Mr. Cooper owns warrants to purchase 1,250,000 shares of stock at $.10 per share; Mr. Feola owns warrants to purchase 750,000 shares of stock at $.10 per share; Mr. Keeling owns warrants to purchase 1,200,000 shares of stock at $.10 per share; and Mr. Thompson owns warrants to purchase 100,000 shares at $.10 per share.

     Conflicts of interest could arise if one or more of our officers act in a way that benefits them and hurts BICO or another one of our subsidiaries. To protect ourselves, we require that any action that benefits any individual executive officer or director of any of our companies has to be approved by a majority of the disinterested directors. We also make sure that each of our boards of directors includes outside directors - people who are not employees - and those outside directors must approve any action that might present a conflict. For example, if BICO issues warrants or loans money to Mssrs. Cooper, Feola or Keeling, who are BICO directors, BICO's other disinterested directors, including the outside directors, must approve the warrants or loans first. The same policy applies to Diasense, Petrol Rem and ViaCirQ. We believe this policy helps avoid conflicts that could hurt us.

WE DEPEND ON OUR KEY OFFICERS, AND WE WOULD SUFFER IF THEY LEFT.

     We are dependent upon our key officers, Fred E. Cooper, our CEO, Anthony J. Feola, our COO, Michael P. Thompson, our CFO, and Glenn Keeling, the CEO of ViaCirQ. We don't have key-man life insurance on any of our officers, and our business would suffer if they left for any reason.

WE ARE DEPENDENT UPON EMPLOYEES AND INDEPENDENT CONTRACTORS WHO
ARE DIFFICULT TO REPLACE.

     Because we are developing new technologies, devices and engineering methods, we depend on certain employees and independent contractors who may not devote their full-time efforts to our operations. We depend on some of our employees who have a specific expertise that is not common. We also need independent contractors to assist us in areas where our employees do not have the necessary expertise. If we lose the services of any of these employees or independent contractors and are unable to replace them, our business could suffer.

WE SOMETIMES NEED SUPPLIERS AND PARTS THAT ARE DIFFICULT TO FIND.

     Our products involve designs that are new, and we often need to have component parts fabricated especially for our experimentation, testing and development. Suppliers for these parts are not always readily available, or available at all, so we have to create the parts in-house. This can result in delays in our development - so far, these delays have not been material
- but we cannot assure you that they won't be material in the future. If we are unable to obtain a supplier or create the necessary parts ourselves, we have to redesign the product, which also results in significant delays. Although we try to minimize our dependence on custom parts when we design products, unforeseeable problems can arise which negatively affect our operations.

WE HAVE LIMITED COMMERCIAL MANUFACTURING EXPERIENCE, WHICH MAKES
IT HARDER FOR US TO COMPETE WITH MORE EXPERIENCED MANUFACTURERS.

     We have a contractual duty to manufacture our medical devices. We have leased space, which has been modified, for our manufacturing needs, but our current management team has limited experience with large-scale commercial manufacturing. If we are not able to hire the right people, or to provide manufacturing expertise ourselves, we will not be able to successfully manufacture our biomedical devices, even if they are approved for sale in the U.S., or even if we are able to make sales.



WE CANNOT SELL PRODUCTS WITHOUT GOVERNMENT APPROVAL.  WE HAVE
BEEN, AND CONTINUE TO BE, INVOLVED IN A LONG, EXPENSIVE
GOVERNMENTAL APPROVAL PROCESS THAT WE MUST COMPLETE BEFORE WE CAN
SELL OUR PRODUCTS.

     The Food and Drug Administration and other federal and state agencies control many of our products. FDA approval is necessary to market our biomedical products in the U.S. If we do not get approval, we cannot sell our products in the U.S.

     We are currently conducting clinical trials for our noninvasive glucose sensor - these trials will last approximately a year, and we hope to have FDA approval once the trials are completed and the results are submitted. We have suffered significant delays in the FDA approval in the past - those delays
occurred for several reasons, including the following.   The FDA
did not give us a decision on the 510(k) Notification we submitted in 1994 until 1996. In 1996, after the FDA's panel refused to approve our submission, the FDA told us to make a different filing, on a PreMarket Approval Application - known as a PMA. Rather than immediately pursue the PMA, we decided to focus on getting certification to sell our sensor in Europe, which we completed in June 1998. We had serious cash flow problems in 1998, and it delayed all of our projects further. Late in 1998 and early 1999, we started the PMA process. We filed the first module of our PMA in May 1999 and the second module in May 2000. The FDA asked for more information in September 1999, and we responded. Then, in November 1999, the FDA asked for additional information. We finished compiling all that additional information, and in July 2000 we submitted an Investigational Device Exemption to the FDA that included the protocol for our clinical trials. An Investigational Device Exemption is a request to the FDA for approval to conduct clinical trials on a device that is not FDA-approved. Once the FDA approved the protocol for our clinical trials, those trials began in 2000.

     Once we complete our clinical trials, we will submit the data to the FDA. We are working with outside biomedical consultants to help us obtain FDA approval following these clinical trials; however, we cannot assure you when or if that will happen.

IF WE ARE HIT WITH PRODUCT LIABILITY CLAIMS THAT EXCEED OUR
INSURANCE, WE WILL HAVE TO PAY THE EXCESS.

     We don't have any current product liability claims against us, but we are engaged in activities that involve testing and selling biomedical devices. These kinds of activities expose us to product liability claims. We currently have $10,000,000 in product liability insurance. If a claim against us is successful and exceeds that amount, we could be liable for the balance.


                 RISKS RELATED TO THIS OFFERING


OUR COMMON STOCK MAY BE VOLITILE, WE DO NOT TRADE ON AN
ESTABLISHED STOCK EXCHANGE, AND YOU MAY NOT BE ABLE TO SELL YOUR
STOCK AT OR ABOVE YOUR PURCHASE PRICE.

     Our stock currently trades on the electronic bulletin board, which is not a formal stock exchange. As a result, it may be more difficult to obtain trading information than if our stock still traded on the Nasdaq. Because our stock price did not meet the Nasdaq Small-Cap market requirements implemented in 1998, we were delisted and we're no longer able to trade there. Although we have maintained acceptable trading volume since we left Nasdaq, we cannot assure you that our trading volume will continue. As a result, you may be unable to sell your stock when you want to sell it. In addition, our stock price has fluctuated significantly, and you may not be able to sell your stock at or above your purchase price when you are ready to sell.

OUR  STOCK  IS  CONSIDERED  PENNY  STOCK,  SO  IT'S  SUBJECT   TO
REGULATIONS  THAT COULD MAKE IT MORE DIFFICULT FOR  YOU  TO  SELL
YOUR STOCK.

   Our stock is considered penny stock because of its low price. The penny stock low-priced securities regulations could affect the way you sell your stock, and the way our stock is sold. These regulations require broker-dealers to disclose the risk associated with buying penny stocks and to disclose their compensation for selling the stock.

   The regulations may have the effect of discouraging brokers from trading our stock. For example, brokers selling our stock have to obtain a written agreement from the purchaser and determine that our stock is a suitable investment for that purchaser. Many brokers will not want to bother with those requirements, so they won't sell our stock, and that could reduce the level of trading activity, making it more difficult for you to sell your stock.

THE VOLATILITY OF OUR COMMON STOCK COULD EXPOSE US TO SECURITIES
LITIGATION.

     In the past, following periods of volatility in the market price of a company's securities, securities class action suits have been filed. Due to the historic volatility of our common stock, we may be particularly susceptible to this kind of litigation. If it were to happen to us, the litigation would be expensive and would divert our management's attention from business operations. Any litigation that resulted in a finding of liability against us would adversely affect our business, prospects and financial condition, along with the price of our stock. We have already been the subject of one class action lawsuit, which was filed in 1996. We settled that lawsuit in 2000 for a total of $3,450,000.

INVESTORS WILL INCUR IMMEDIATE DILUTION.

     The price of our stock in this offering will be significantly higher than its book value per share. If you buy our stock in this offering, you will suffer an immediate and substantial dilution in the net tangible book value per share from the price you pay for the stock. For example, assuming you pay $.015 per share for our stock in this offering, and all of the stock offered is sold, you will experience a net tangible book value dilution of $.001 per share. We also have a large number of outstanding warrants to purchase our common stock with prices below the estimated offering price of our stock. To the extent those warrants are exercised, additional dilution will occur. Please review the section captioned Dilution for more detailed information.

OUR MANAGEMENT HAS BROAD DISCRETION IN SPENDING THE PROCEEDS OF
THIS OFFERING, AND MAY DO SO IN WAYS WITH WHICH OUR STOCKHOLDERS
DISAGREE.

     When our stockholders approved the authorization of additional shares of stock, they gave our management broad discretion in how to spend the proceeds of stock sales. Our management is limited only to using proceeds to fund our existing or related projects, to acquire other companies with revenues or short-term revenue generating potential and for general corporate purposes, including working capital. We have not yet determined how all of the proceeds will be used. Consequently, our board of directors and management will have significant flexibility in using the proceeds of this offering. Because of the number and variety of factors that determine our use of proceeds, we cannot assure you that the uses will not vary from our current plans, or that all our stockholders will agree with the uses we choose. Please review the section captioned Use of Proceeds for more information on this topic.


THE WAY WE SELL AND ISSUE STOCK COULD HAVE AN ANTI-TAKEOVER
EFFECT.

     We sold convertible preferred stock and convertible debentures and we intend to sell stock in this offering. When we issue those additional shares of common stock, either from conversions of preferred stock or debentures, or from sales of stock, the stock could be used to oppose or delay a hostile takeover attempt or delay or prevent changes in control or in our management. For example, without further stockholder approval, our board of directors could strategically sell stock to purchasers who would oppose a takeover or a change in our management. Although our sales of stock are based on our business and financial needs, and not on the threat of a takeover, you should be aware that it could have an anti-takeover effect. We are not aware of any takeover attempts, but if a takeover was proposed, it could mean you might be offered a premium for your stock over the market price - but the way we issue and sell our stock could discourage a takeover attempt.

               WHERE YOU CAN FIND MORE INFORMATION

     The securities laws require us to file reports and other
information.   All of our reports can be reviewed at the SEC's
web site, at www.sec.gov through the SEC's EDGAR database.   You
can also review and copy any report we file with the SEC at the SEC's Public Reference Room, which is located at 450 Fifth Street, N.W., Washington, D.C., or at the SEC's regional offices, including the ones located at 601 Walnut Street, Curtis Center, Suite 1005E, Philadelphia, PA 19106-3432; and 75 Park Place, New York, NY. You can also order copies for a fee from the SEC's Public Reference section, at 450 Fifth Street, N.W. Washington,
D.C. 20549.   Our stock trades on the electronic bulletin board.

     This prospectus omits certain information that is contained either in the full registration statement, including exhibits, on Form S-3, or in the reports we file with the SEC. Our most recent financial statements and other information regarding our operations can be found in the reports listed below, and you should review those reports along with this prospectus.

           OTHER IMPORTANT DOCUMENTS YOU SHOULD REVIEW

     Our latest financial statements, as well as other important information, are contained in the following documents, all of
which are incorporated by reference to this prospectus.    The
SEC allows us to disclose important information to you by referring to other documents. We are also permitted to include the following reports, which have been filed with the SEC, as well as the reports we file with the SEC in the future, as part of this prospectus, without copying the reports into the
prospectus.  This is known as incorporation by reference.    The
following documents are incorporated by reference:

   (a)  Our Annual Report on Form 10-K for the fiscal year ended
        December 31, 2000.
   (b)  Our Quarterly Report on Form 10-Q for the quarter ended
        June 30, 2001.
   (c)  Our Form 8-Ks filed on the following dates:
     a.  Form 8-K filed August 14, 2001 for the event dated August 10, 2001
     b.  Form 8-K filed August 16, 2001 for the event dated August 14, 2001

     As long as this prospectus remains effective, all of our subsequent filings with the SEC will also be incorporated by reference.

     We will send you a copy of these documents if you ask for them. If you want to receive copies, please contact our Shareholder Relations department at: Shareholder Relations Department, BICO, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220, by telephone at 412-429-0673 or by fax at 412-279-1367.

     Until 90 days after the effective date of this prospectus,
all dealers effecting transactions in the    registered
securities, whether or not participating in this distribution,
may be required to deliver a   prospectus.   This is in addition
to the obligation of dealers to deliver a prospectus when acting
as    underwriters and with respect to their unsold allotments or subscriptions.

                         USE OF PROCEEDS

     We plan to sell the 800,000,000 shares of common stock in this offering continuously on a best efforts, no minimum basis. This means that we will sell stock from time to time, and we have no guarantees that we will be able to sell any stock. We will keep all the proceeds from stock sales, regardless of how many shares we sell. We do not have an underwriter helping us sell stock, but we may use brokers or other agents to help us sell stock, and we will pay them if they are successful. We may not receive any proceeds from this offering, and if we do receive any proceeds, we plan to use the money immediately. We cannot assure you that we will be able to raise enough money to fund any of our projects, or to keep us operating for any length of time.

     We will use the initial proceeds we receive both to continue the development of our noninvasive glucose sensor and our hyperthermia product, for inventory build-up and to satisfy general working capital requirements. If we sell less than the total 800 million shares, we'll use the money first for salaries of employees, general and administrative and legal expenses, then to fund our projects. The amount we spend on our biomedical products - the noninvasive glucose sensor and the hyperthermia project - will depend on the length of time it takes to get FDA approval and the progress of our development.


     The maximum gross proceeds we could receive from selling the 800 million shares, assuming a price of $.015 per share, would be $12,000,000, which excludes commissions, which we expect to be around 10%. If we can't sell any stock, or we raise significantly less than $12 million - like only $5 million - we might not be able to continue operating after March 2002, and we'd have to stop work on all our projects.

     Depending upon the actual price of the stock we sell in this offering, we may not have sufficient funds to complete the development of any of our products and to satisfy our working capital requirements. If the net proceeds of this offering are insufficient at any given time, we will have to seek additional financing. We cannot assure you that we will be able to obtain additional financing on acceptable terms when we need the funds. If we can't raise additional capital, we would have to cease operations.

     If we raise enough money to continue our existing projects, including the noninvasive glucose sensor, the hyperthermia project, our environmental products, we will use some proceeds from this offering to acquire other companies that are related to our existing projects or have revenue. Because our products have taken longer to reach the market than we hoped and planned, we may acquire companies in order to obtain revenue. These other companies may or may not be related to our existing operations, and may have revenue-generating potential rather than historical revenue.

     We expect to use any remainder of the net proceeds from this offering for general corporate purposes, including working capital and administrative expenses, but we don't currently have a specific plan for all of the proceeds. As a result, our management and board of directors will have broad discretion to allocate the proceeds from this offering. Pending those uses, we intend to invest the net proceeds from this offering in short term, investment grade, interest-bearing investments.


                            DILUTION

     This section addresses the dilution of the 800,000,000 shares we are selling - you need to know that if you buy our stock, your investment will suffer immediate dilution.

     As of June 30, 2001, our common stock had a net
tangible book value of $1,230,919 or $.00007 per share based
upon 1,644,831,160 shares outstanding.   Net tangible book value
per share is   determined by dividing the number of shares of
common stock outstanding into our total tangible assets less total liabilities and preferred stock.

     If we sell all 800 million shares from this offering at a price of $.015 per share, the net tangible book value, using June 30, 2001 figures, would increase to $13,230,919, or approximately $.00541 per share as of June 30, 2001. We computed these figures based on an assumed offering price of $.015 per share, which may not be the offering price, and assuming the deduction of all offering expenses, including a ten percent commission or fee on all sales. Making those assumptions, the net tangible book value per share will have increased $.000534 per share to our existing stockholders, and decreased by approximately $.001 per share to the investors who purchase stock in this offering.

     Dilution represents the difference between the offering
price and the net tangible book value per share   immediately
after the completion of the offering.    Dilution arises from our
arbitrary decision as to the offering price per share. Dilution of the value of the shares purchased by the investors in this offering will also be due to the far lower book value of the shares presently outstanding, and in part to expenses incurred in connection with the offering. In the table set forth below, no attempt was made to determine the dilutive effect of the exercise of outstanding warrants. Because this is a best efforts offering, and we do not know how many shares we will sell, we set up the table showing the dilution that will occur if 100%, 50% and 10% of the total 800 million shares are sold. The following table illustrates this dilution, rounding off the nearest thousandth of a cent:


ASSUMING:                  100%-800,000,000   50%-400,000,000    10%-80,000,000
                            SHARES / SOLD      SHARES / SOLD     SHARES / SOLD

Offering Price Per Share       $0.01500           $0.01500           $0.01500

Net Tangible Book Value Per
 Share Before Offering         $ .00007           $ .00007           $ .00007

Increase Per Share Attributable
  to Payment by Investors      $ .0005            $ .0034            $ .00133

Net Tangible Book Value
  Per Share After Offering     $ .00541           $ .0035            $ .0014

Dilution Per Share to
  Investors                    $0.001             $0.0115            $0.0136




                         CAPITALIZATION


     The  following  table  sets forth our capitalization  as  of
June  30,  2001  and  December 31, 2000.   The  June  30,  2001
information is taken from our unaudited financial statements, copies of which are incorporated by reference from our Form 10-Q for the quarter ended June 30, 2001. The December 31, 2000 information is taken from our audited financial statements, copies of which are incorporated by reference from our Form 10-K for the year ended December 31, 2000.


                                      June 30,   December 31,
                                        2001         2000
                                         (1)          (1)
      Stockholders' Equity

      Common Stock, par value
      $.10 per share;
      authorized 2,500,000,000
      shares; shares issued and     $164,483,116   $138,370,417
      outstanding: 1,644,931,160
      at June 30, 2001 and
      authorized 1,700,000,000
      shares;shares issued and
      outstanding at December 31, 2000

      Additional paid-in capital      72,854,939     87,035,096
      Warrants                         6,221,649      6,204,235
      Accumulated Deficit           (242,007,597)  (223,720,761)
                                     -----------    -----------
      Total Capitalization            $1,552,107     $7,888,987
                                     ===========    ===========

                                        June 30, 2001       December 31, 2000
(1) Does not include the effects of the
    following:
    Outstanding Warrants to purchase
    common stock granted by the
    Company, at exercise prices ranging
    from $.05 to $4.03 per share,
    expiring through 2006.                 83,665,160            31,378,160


Note: In May 2001, our stockholders approved an increase in the number of authorized shares of our common stock to 2.5 billion shares.

     The following table sets forth our capitalization as of December 31, 1999 and 2000, and is made up of the figures taken from our audited financial statements, which are included in this prospectus and included a qualification regarding our ability to continue as a going concern.

                                    December 31,    December 31,
                                       1999            2000
                                        (1)             (1)
Stockholders' Equity

Common  Stock, par  value
$.10 per share;authorized
1,700,000,000 shares;
shares issued and                   $95,610,050       $138,370,417
outstanding:956,100,496
at December 31, 1999 and
1,383,704,167 at December
31, 2000

Series  F  4% convertible
preferred stock,par value
$10 per share, issued and
outstanding 72,000 at                   720,000                  0
December 31, 1999 and none
at December 31, 2000

Additional paid-in capital           85,608,192         87,035,096

Warrants                              6,791,161          6,204,235
Accumulated Deficit                (181,174,458)      (223,720,761)
                                    -----------        -----------
Total Capitalization                $ 7,554,945       $  7,888,987
                                    ===========        ===========

                                         December 31, 1999    December 31, 2000

(1) Does not include the effects of the
    following:

    Outstanding Warrants to purchase
    common stock granted by the
    Company, at exercise prices ranging
    from $.05 to $4.03 per share,
    expiring 1999 through 2005.              29,896,662           31,378,160


Note: In February 2000, our stockholders approved an increase in the number of authorized shares of our common stock to 1.7 billion shares. In May 2001, our stockholders approved an increase in the number of authorized shares of our common stock to 2.5 billion shares.

                  MARKET PRICE FOR COMMON STOCK

     Our common stock trades on the electronic bulletin board

under the symbol "BIKO". On August 16, 2001, the closing bid price for our common stock was $.015. The following table sets forth the high and low bid prices for our common stock during the calendar periods indicated, through June 30, 2001. Because our stock trades on the electronic bulletin board, you should know that these stock price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and they may not necessarily represent actual transactions.

Calendar Year                    High            Low
and Quarter

1998            First Quarter    $ .250          $ .0937
                Second Quarter   $ .1875         $ .0313
                Third Quarter    $ .359          $ .0313
                Fourth Quarter   $ .126          $ .049

1999            First Quarter    $ .084          $ .049
                Second Quarter   $ .340          $ .048
                Third Quarter    $ .125          $ .070
                Fourth Quarter   $ .099          $ .050

2000            First Quarter    $1.050          $.051
                Second Quarter   $.400           $.160
                Third Quarter    $.184           $.12
                Fourth Quarter   $.122           $.049


2001            First Quarter    $.1355          $.05
                Second Quarter   $.072           $.037


We have approximately 128,000 holders, including those who hold in street name, of our common stock, and no holders of our preferred stock.

                    DESCRIPTION OF SECURITIES

   Our authorized capital currently consists of 2,500,000,000 shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share.

   Preferred Stock

   Our Articles of Incorporation authorize the issuance of a maximum of 500,000 shares of cumulative convertible preferred stock, and authorize our board of directors to define the terms of each series of preferred stock. In December 1999, our board of directors authorized the creation of a Series F convertible preferred stock. As of December 31, 2000, all of the shares of that Series F preferred stock had been converted to common stock, and we had zero shares of preferred stock outstanding.

   Common Stock

     Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of the directors, and the holders of the remaining common stock would not be able to elect any of the directors. Subject to preferences that may be applicable to the holders of our preferred stock, if any, the holders of our common stock are entitled to receive dividends that may be declared by our board of directors.

   In the event of a liquidation, dissolution or winding up of our operations, whether voluntary or involuntary, and subject to the rights of any preferred stockholders, the holders of our common stock would be entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to our stockholders. The holders of our common stock have no preemptive, redemption, conversion or subscription rights. All of our outstanding shares of common stock are, and the shares of common stock to be sold in this offering will be, fully paid and nonassessable. As of December 31, 2000 and June 30, 2001, there were 1,383,704,167 and 1,644,831,160 shares of our common stock outstanding, respectively.


Dividends

   We have not paid cash dividends on our common stock, with the exception of 1983, since our inception. We do not anticipate paying any dividends at any time in the foreseeable future. We expect to use any excess funds generated from our operations for working capital and to continue to fund our various projects.

   Our Articles of Incorporation restrict our ability to pay cash dividends under certain circumstances. For example, our board can only declare dividends subject to any prior right of our preferred stockholders to receive any accrued but unpaid dividends. In addition, our board can only declare a dividend to our common stockholders from net assets that exceed any liquidation preference on any outstanding preferred stock.

Subordinated Convertible Debentures


   Beginning in December 2000, we issued subordinated convertible debentures that have a one-year term and are due in 2001 and 2002. The debentures earn interest at 4% and are convertible into shares of common stock. As of December 31, 2000 and June 30, 2001, we had $2,400,000 and $913,808 in subordinated debentures outstanding, respectively. As of August 17, 2001, we had zero debentures outstanding.


   Our debentures are not secured by any of our assets, and are subordinate to our corporate debt, except for related-party debt. The debentures are convertible beginning 90 days from issuance. Our debentures can be converted to our common stock at a price that is determined by computing 80% of the average closing bid price for the four days prior to and the day of conversion - or a 20% discount to a five-day average trading price. There is no minimum conversion price, so the lower the bid price of our stock, the more shares we will need to issue when our debentures are converted - there is no limit on the number of shares of our common stock that our debentures can be converted into. This means that, if our stock price is low, the debenture holders could own a large percentage of our outstanding common stock - except that they have each agreed not to own more than 5% of our common stock at any one time. We can redeem our debentures.

Employment Agreement Provisions Related to Changes in Control

   We have employment agreements with Fred E. Cooper, Anthony J. Feola, Glenn Keeling, Michael P. Thompson and two non-executive officer employees. The agreements provide that in the event of a "change of control", we must: issue to Mr. Cooper shares of common stock equal to 5%; issue to Mr. Feola 4%; issue to Mr. Keeling 3%; and issue to Mr. Thompson and the two non-executive officer employees 2% each of our outstanding shares of common stock. For purposes of these agreements, a change of control is deemed to occur: when 20% or more of our outstanding voting stock is acquired by any person; or when 1/3 or more of our directors are not continuing directors, as defined in the agreements; or when a controlling influence over our management or policies is exercised by any person or by persons acting as a group within the meaning of the federal securities laws.

Warrants

     As of December 31, 2000, we had outstanding warrants to purchase 31,378,160 shares of our common stock. These warrants have exercise prices ranging from $.06 to $3.20 per share and expiration dates through October 23, 2005, and are held by members of our scientific advisory board, certain employees,
officers, directors, loan guarantors, and consultants.   As of
June 30, 2001, we had outstanding warrants to purchase 83,665,160 shares of our common stock. Those warrants have exercise prices ranging from $.05 to $4.03 per share and expiration dates through May 23, 2006.


   Holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of our common stock for any purpose until the warrant holder properly exercises the warrant and pays the exercise price.

Transfer Agent

   Mellon Investor Services, formerly Chase-Mellon Shareholder
Services in New York, New York acts as our registrar and transfer agent for our common stock. We act as our own registrar and transfer agent for our preferred stock and warrants.

                      PLAN OF DISTRIBUTION

   This is a best-efforts offering, and we will not be working with any underwriter on this offering. We may sell the shares of common stock from time to time in one or more transactions at a price of $.015 per share. We will hire registered broker-dealers to sell this stock and they will place the stock with their clients and investors. We will pay them a commission not to exceed 10%.

   Any broker-dealers participating in the sale of our stock may be considered underwriters within the meaning of section 2(11) the Securities Act of 1933. Particularly if they act as principals, any commissions or profits received by broker-dealers from the sale of our stock may be considered underwriting compensation under the Securities Act. If anyone who participates in this offering is deemed to be an underwriter, then any consideration received may be deemed to be underwriting discounts or commissions under the federal securities laws.

   If we make a particular offer that triggers certain securities law filing requirements, we will file a supplement to this prospectus that sets forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for the shares and any discounts, commissions or concessions allowed or reallowed to dealers, including the proposed selling price to the public.

   In order to comply with the securities laws of certain jurisdictions, we may be required to sell stock only through registered or licensed brokers or dealers. In addition, we may not be able to sell any stock in certain states unless we register the stock in those states or otherwise comply with applicable state securities laws by exemption, qualification or otherwise.

                 SHARES ELIGIBLE FOR FUTURE SALE

   As long as this registration statement remains effective with the SEC and we remain current in our SEC filings, the shares will be freely transferable without restriction or further registration unless they are acquired by one of our affiliates. Affiliates generally include our officers and directors and any other person or entity that controls, is controlled by, or is under common control of BICO. Any affiliates who acquire stock from this offering will continue to be subject to the volume restrictions of Rule 144, as we describe below.

   In general, under Rule 144 as currently in effect, our affiliates and any person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least two years would be entitled to sell within any three-month period a number of shares which does not exceed the greater of:
1% of the then outstanding shares of our common stock; or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Rule 144 also requires those sales to be placed through a broker or with a market maker on an unsolicited basis and requires that there be adequate current public information available concerning our company. A person who is deemed not to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned restricted shares for at least one year, would be entitled to sell such shares under Rule 144(k) without regard to any of the limitations discussed above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradable without restriction or registration under the 1933 Act, unless thereafter held by an affiliate.

  We can't make any predictions as to the effect that sales of our common stock or the availability of shares for sale will have on the market price of our common stock. Nevertheless, sales of any substantial amounts of common stock in the public market will probably adversely affect the prevailing market price.

                        LEGAL PROCEEDINGS

          In May 1996, we, along with Diasense and our current and former individual directors, including David Purdy, Fred Cooper, and Anthony J. Feola, who are also current and former Diasense officers and directors, were served with a federal class action lawsuit based on alleged misrepresentations and violations of federal securities laws. In 2000, even though we don't believe any violations of the securities laws occurred, we agreed to settle the lawsuit. The parties reached a settlement, and we have paid an aggregate of $2,150,000 toward the settlement to date. An additional $1,300,000 is due in Septembert 2001. Although we don't know whether the class action plaintiffs have been formally notified of the settlement, or if they have accepted its terms, we believe the existing settlement agreement will end this matter.

             INTERESTS OF NAMED EXPERTS AND COUNSEL

     Sweeney & Associates, P.C. of Pittsburgh, PA, our securities counsel, will pass on the validity of the shares in this offering. M. Kathyrn Sweeney owns warrants to purchase 3 million shares of our common stock at $.05 per share until May 26, 2006; and warrants to purchase 200,000 shares of Diasense, Inc., one of our affiliates, at $.50 per share until April 23, 2006.
Thomas E. Sweeney, Jr., Esq., a former partner, currently holds approximately 5,000 shares of our common stock and warrants to purchase the following shares of Diasense, Inc., one of our affiliates: 40,000 shares at $.50 per share until October 23, 2003 and 60,000 shares at $1.00 per share until January 6, 2003.

                             EXPERTS

   Our consolidated financial statements as of December 31, 2000, 1999 and 1998, all of which included an explanatory paragraph referring to an uncertainty regarding our ability to continue as a going concern, included in this prospectus, have been audited by Goff Backa Alfera & Company, LLC, independent certified public accountants, as stated in their report for the year ended December 31, 2000 and have been included in reliance upon that report given upon the authority of that firm as experts in auditing and accounting.



No dealer, salesman or other
person has been authorized to give
any information or to make any
representation other than those
contained in this prospectus and
you may not rely upon that
information.  Neither the delivery
of this prospectus nor any sale
made hereunder shall, under any
circumstances, create any
implication that there has been no
change in our affairs or
operations since the date of this
prospectus.  This prospectus does
not constitute an offer to sell or             800,000,000 Shares
solicitation of an offer to buy
any securities offered in any
jurisdiction in which such offer
or solicitation is not qualified
to do so or to anyone to whom it
is unlawful to make such offer or
solicitation.                                      BICO, INC.
      __________________________

TABLE OF CONTENTS               Page
                                                  Common Stock

About BICO                         3
Risk Factors                       6          ____________________
Prospectus Delivery
 Requirements                     15           P R O S P E C T U S
Other Important Documents                     ____________________
 You Should Review                15

Use of Proceeds                   16               August 17, 2001

Dilution                          17
Capitalization                    18
Market Price for Common Stock     19
Description of Securities         20
Plan of Distribution              22
Shares Eligible for Future Sale   22
Legal Proceedings                 23
Interests of Named
 Experts and Counsel              23
Experts                           23







                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS
              EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following sets forth BICO's estimated expenses incurred in connection with the issuance and distribution of the securities described in the prospectus other than underwriting discounts and commissions:

      Printing and Copying      $ 2,500
      Legal Fees                 20,000
      SEC Registration Fees       8,895
      Accounting Fees             5,000
                                 ------
       Total                    $36,395
                                 ======

     INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Except as set forth herein, BICO has no provisions for the indemnification of its officers, directors or control persons. Michael P. Thompson, Fred E. Cooper, Anthony J. Feola and Glenn
Keeling have    employment contracts, which include
indemnification provisions, which indemnify them to the extent permitted by law. BICO and its affiliates Diasense, Inc., Coraflex, Inc., Petrol Rem, Inc., and ViaCirQ, formerly IDT, Inc. are incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania. Section 1741, et seq. of said law, in general, provides that an officer or director shall be indemnified against reasonable and necessary expenses incurred in a successful defense to any action by reason of the fact that he serves as a representative of the corporation, and may be indemnified in other cases if he acted in good faith and in a manner he reasonably believed was in, or not opposed to, the best interests of the corporation, and if he had no reason to
believe that his conduct was unlawful,  except    that no
indemnification is permitted when such person has been adjudged liable for recklessness or misconduct in the performance of his duty to the corporation, unless otherwise permitted by a court of competent jurisdiction.

   Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions,
the registrant has been    informed that in the opinion of the
Commission such indemnification is against public policy as
expressed in    the 1933 Act and is therefore unenforceable.   In
the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                          UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i)  To include any prospectus required by
                      Section 10(a)(3) of the Securities Act of 1933;
                (ii)  To reflect in the prospectus any facts
                      or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
               (iii)  To include any material information
                      with respect to the plan of distribution not previously disclosed in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.


                          EXHIBIT TABLE
Exhibit

                                                          Sequential Page No.

 3.1(4)   Articles of Incorp. as filed March 20, 1972...           N/A

 3.2(4)   Amendment to Articles filed May 8,1972......             N/A

 3.3(4)   Restated Articles filed June 19,1975.........            N/A

 3.4(4)   Amendment to Articles filed February 4,1980..            N/A

 3.5(4)   Amendment to Articles filed March 17,1981....            N/A

 3.6(4)   Amendment to Articles filed January 27,1982..            N/A

 3.7(4)   Amendment to Articles filed November 22,1982.            N/A

 3.8(4)   Amendment to Articles filed October 30,1985..            N/A

 3.9(4)   Amendment to Articles filed October 30,1986.             N/A

 3.10(4)  By-Laws......................................            N/A

 3.11(5)  Amendment to Articles filed December 28,1992.            N/A

 3.12(8)  Amendment to Articles filed February 7, 2000.            N/A

 3.13(10) Amendment to Articles filed May 17, 2001                 N/A

 5.1      Legal Opinion of Sweeney & Associates  P.C...             32

10.1(1)  Manufacturing Agreement......................             N/A

10.2(1)  Research and Development Agreement...........             N/A

10.3(1)  Termination Agreement........................             N/A

10.4(1)  Purchase Agreement...........................             N/A

10.5(2)  Sublicensing Agreement and Amendments........             N/A

10.6(3)  Lease Agreement with 300 Indian Springs
           Partnership................................             N/A

10.7(4)  Lease Agreement with Indiana County..........             N/A

10.8(5)  First  Amendment to Purchase  Agreement dated
           December 8, 1992...........................             N/A

10.9(6)  Fred E. Cooper Employment Agreement  dated
           11/1/94....................................             N/A

10.10(6) David L. Purdy Employment Agreement  dated
           11/1/94....................................             N/A

10.11(6) Anthony J. Feola Employment Agreement  dated
           11/1/94....................................             N/A

10.12(6) Glenn  Keeling  Employment  Agreement  dated
           11/1/94....................................             N/A

10.13(9) David L. Purdy resignation as a director letter
           dated 6/1/00...............................             N/A

16.1(7)  Disclosure and Letter Regarding  Change in
           Certifying Accountants dated 1/25/95.......             N/A

24.1     Consents of Goff Backa Alfera & Company LLC,

           Independent Certified Public Accountants...              34
24.2     Consent of Counsel Included in Exhibit 5.1
           above......................................              32
25.1     Power of Attorney of Fred E. Cooper
           (included under "Signatures")..............              31

  (1) Incorporated by reference from Exhibit with this title filed with the Company's Form 10-K for the year ended
         December 31, 1991

  (2) Incorporated by reference from Exhibit with this title to Form 8-K dated May 3, 1991

  (3) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1990

  (4) Incorporated by reference from Exhibits with this title to Registration Statement on Form S-1 filed on December 1, 1992

  (5) Incorporated by reference from Exhibits with this title to Amendment No. 1 to Registration Statement on Form S-1 filed on February 8, 1993

  (6) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1994

  (7) Incorporated by reference from Exhibit with this title to Form 8-K dated January 25, 1995

  (8) Incorporated by reference from Exhibit with this title to Form 10-K dated March 27, 2000

  (9) Incorporated by reference from Exhibit with this title to Form 8-K dated June 2, 2000

  (10) Incorporated by reference from Exhibit with this title files with the Company's Form S-3/A dated June 29, 2001.


                                                    Exhibit 25.1
                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration Statement to be signed on its behalf by the undersigned on August 17, 2001

                         BICO, INC.

                         By:  /s/ Fred E. Cooper
                              Fred. E. Cooper, director, CEO,
                              (principal executive officer)

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Fred E. Cooper his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature                     Title                            Date

/s/ Anthony J. Feola          Chief Operating Officer,         August 17, 2001
Anthony J. Feola              director


/s/ Michael P. Thompson       Principal Accounting Officer,    August 17, 2001
Michael P. Thompson           Principal Financial Officer


/s/ Glenn Keeling             director                         August 17, 2001
Glenn Keeling


/s/ Stan Cottrell             director                         August 17, 2001
Stan Cottrell


/s/ Paul W. Stagg             director                         August 17, 2001
Paul W. Stagg